Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE NAMES RUTH A. FATTORI CHIEF ADMINISTRATIVE OFFICER AND
MARIA R. MORRIS HEAD OF TECHNOLOGY AND OPERATIONS
NEW YORK, January 11, 2008 — MetLife, Inc. (NYSE: MET) announced today the appointments of Ruth A. Fattori as executive vice president and chief administrative officer, and Maria R. Morris as executive vice president and head of technology and operations. Both Fattori and Morris will join MetLife’s executive group and report directly to C. Robert Henrikson, chairman of the board, president and chief executive officer. The appointments are effective January 14, 2008.
Fattori and Morris are taking over functions currently headed by Catherine A. Rein, senior executive vice president and chief administrative officer, who after a long and distinguished career at MetLife, is retiring on March 1.
Ruth Fattori
Fattori, who is joining MetLife from Motorola, Inc., will oversee MetLife’s internal audit, ethics and compliance, real estate, procurement, security, global brand and marketing, human resources and communications functions. She will also serve as the chair of MetLife Foundation.
“I am very pleased that Ruth is joining MetLife,” said Henrikson. “She brings a breadth of knowledge and experience both within and outside the financial services industry, which will be a great asset as we continue to grow domestically and internationally.”
Before joining MetLife, Fattori held senior executive positions at a number of global organizations, most recently serving as executive vice president, human resources for Motorola, Inc. since November 2004. Prior to joining Motorola, she was senior vice president at JPMorgan Chase & Co., where she was responsible for human resources, communications, productivity and quality for the global technology infrastructure group. Previously, Fattori also held senior roles at Conseco, Inc. and Siemens Corporation.

Maria Morris
Morris, who joined MetLife in 1984, will oversee MetLife’s information technology function as well as the customer response & global operations support centers.
“Maria is an outstanding MetLife business leader,” said Henrikson. “She has a solid operations background and is experienced in leveraging the power of information technology to drive business results. Maria also brings to her new role significant customer experience, which will be critical to her new responsibilities.”
Since December 2005, Morris served as executive vice president, employee benefits sales within MetLife’s Institutional Business segment and oversaw a sales force that generates approximately $14 billion in annual revenues. From 2003 to 2005, Morris was senior vice president of group insurance sales and individual disability, responsible for MetLife’s small business center, group regional operations and individual disability sales.
MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii) investment losses and defaults; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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